EXHIBIT 4.2

EXECUTION COPY

OVINTIV CANADA ULC

GUARANTEE

THIS GUARANTEE is made as of April 1, 2022.

WHEREAS the Guarantor is a Subsidiary of the Borrower;

AND WHEREAS the Guarantor has agreed to provide a guarantee of the Borrower’s obligations under the Credit Agreement;

NOW THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable consideration (the receipt and sufficiency of which are hereby conclusively acknowledged), the Guarantor hereby covenants and agrees with the Beneficiaries as follows:

ARTICLE 1 – INTERPRETATION

1.1	Definitions

(a)          In this Guarantee and the recitals hereto, unless something in the subject matter or context is inconsistent therewith:

“Agent” means JPMorgan Chase Bank, N.A., as administrative agent for the Lenders parties to the Credit Agreement.

“Beneficiaries” means, collectively, the Lender Parties and the Agent, and “Beneficiary” means any of the foregoing.

“Borrower” means Ovintiv Inc. and its successors.

“Credit Agreement” means the amended and restated credit agreement made as of April 1, 2022, among the Borrower, as borrower, JPMorgan Chase Bank, N.A. and such other persons as become parties thereto, as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent of such lenders, as the same may be further amended, modified, supplemented or restated from time to time in accordance with the provisions thereof.

“Default Rate” means a rate per annum that is equal to the rate of interest then payable under the Credit Agreement on Base Rate Advances plus 1.0% per annum.

“Guarantee” means this guarantee, as amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Guarantor” means Ovintiv Canada ULC and its successors.

“Obligations” means, collectively and at any time and from time to time, all of the obligations, indebtedness and liabilities (present or future, absolute or contingent, matured or not) of the Borrower to the Agent and the Lenders under, pursuant or relating to the Credit Agreement and the other Loan Documents (other than this Guarantee) and including all Advances and all interest, commissions, legal and other costs, charges and expenses payable by the Borrower under the Credit Agreement and such other Loan Documents, whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

(b)          Capitalized words and phrases used in this Guarantee and the recitals hereto without express definition herein shall, unless something in the subject matter or context is inconsistent therewith, have the same defined meanings as are ascribed to such words and phrases in the Credit Agreement. For certainty, if the Credit Agreement ceases to be in force for any reason whatsoever, then for all purposes hereof the aforementioned capitalized words and phrases shall continue to have the same defined meanings set forth in the Credit Agreement as if such agreement remained in force in the form immediately prior to its ceasing to be in force.

1.2	Headings

The division of this Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Guarantee. The terms “this Guarantee”, “hereof”, “hereunder” and similar expressions refer to this Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Guarantee.

1.3	Number; persons; including

Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa and words and terms denoting inclusiveness (such as “include” or “includes” or “including”), whether or not so stated, are not limited by their context or by the words or phrases which precede or succeed them.

ARTICLE 2 – GUARANTEE

2.1	Guarantee of Obligations

The Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiaries the payment and performance of all of the Obligations, together with interest thereon as provided in Section 5.4.

2.2	Indemnity

If any or all of the Obligations are not duly paid or performed by the Borrower or any Subsidiary, as applicable, and are not recoverable under Section 2.1 for any reason whatsoever, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Beneficiaries from and against all losses resulting from the failure of the Borrower or such Subsidiary to pay and perform such Obligations.

2.3	Guarantor as Principal Obligor

If any or all of the Obligations are not duly paid or performed by the Borrower or any Subsidiary, as applicable, and are not recoverable under Section 2.1 or the Beneficiaries are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations shall, as a separate and distinct obligation, be recoverable by the Beneficiaries from the Guarantor as the primary obligor and principal debtor in respect thereof and shall be paid to the Beneficiaries forthwith after demand therefor as provided herein.

2.4	Guarantee Absolute and Unconditional

The liability and obligations of the Guarantor hereunder shall be continuing, unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, limited or otherwise affected by:

(a)	any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any Obligation, security, person or otherwise, including any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release of any of the Obligations, covenants or undertakings of the Borrower and its Subsidiaries under the Loan Documents;
(b)	any modification or amendment of or supplement to the Obligations;
(c)	any loss of or in respect of any security held by or on behalf of the Beneficiaries, whether occasioned by the fault of the Beneficiaries or otherwise, including any release, non- perfection or invalidity of any such security;
(d)	any change in the existence, structure, constitution, name, control or ownership of the Borrower, any Subsidiary or any other person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, any Subsidiary or any other person or their respective assets;
(e)	the existence of any set-off, counterclaim, claim or other right which the Guarantor, the Borrower or any Subsidiary may have at any time against the Beneficiaries or any other person, whether in connection with the Credit Agreement, this Guarantee, any other Loan Document or any unrelated transaction;
(f)	any provision of Applicable Law purporting to prohibit or limit the payment by the Borrower or any Subsidiary, as applicable, of any Obligation, and the foregoing is hereby waived by the Guarantor to the extent permitted under Applicable Law;
(g)	any limitation, postponement, prohibition, subordination or other restriction on the right of a Beneficiary or any other person on behalf of a Beneficiary to payment of the Obligations;
(h)	any release, substitution or addition of any other guarantor of the Obligations;
(i)	any defense arising by reason of any failure of any Beneficiary or any other person on a Beneficiary’s behalf to make any presentment, demand, or protest or to give any other notice, including notice of all of the following: acceptance of this Guarantee, partial payment or non- payment of all or any part of the Obligations and the existence, creation, or incurring of new or additional Obligations;
(j)	any defense arising by reason of any failure of a Beneficiary or any other person on behalf of a Beneficiary to proceed against the Borrower, any Subsidiary or any other person, or to apply or exhaust any security held from the Borrower, any Subsidiary or any other person for the Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other person, or to pursue any other remedy available to the Beneficiaries or any other person on behalf of the Beneficiaries;
(k)	any defense arising by reason of the invalidity, illegality or lack of enforceability of the Obligations or any part thereof or of any security or guarantee in support thereof, or by reason of any incapacity, lack of authority, or other defense of the Borrower, any Subsidiary or any other person, or by reason of any limitation, postponement or prohibition on a Beneficiary’s or other person on behalf of a Beneficiary’s rights to payment, or the cessation from any cause whatsoever of the liability of the Borrower, any Subsidiary or any other person with respect to all or any part of the Obligations (other than irrevocable payment to the Beneficiaries in full, in cash, of the Obligations), or by reason of any act or omission of the Beneficiaries or others which directly or indirectly results in the discharge or release of the Borrower, any Subsidiary or any other person or of all or any part of the Obligations or any security or guarantee therefor, whether by contract, operation of law or otherwise;

(l)	any defense arising by reason of the failure by a Beneficiary or any other person on behalf of a Beneficiary to obtain, register, perfect or maintain any security in or upon any property of the Borrower, any Subsidiary or any other person, or by reason of any interest of the Beneficiaries or any other person on behalf of the Beneficiaries in any property, whether as owner thereof or as holder of security therein or thereon, being invalidated, voided, declared fraudulent or preferential or otherwise set aside, or by reason of any impairment of any right or recourse to collateral;
(m)	any defense arising by reason of the failure of the Beneficiaries or any other person on behalf of the Beneficiaries to marshal assets;
(n)	to the extent permitted under Applicable Law, any defense based upon any failure of the Beneficiaries or any other person on behalf of the Beneficiaries to give to the Borrower, any Subsidiary or the Guarantor notice of any sale or other disposition of any property securing any or all of the Obligations or any other guarantee thereof, or any notice that may be given in connection with any sale or other disposition of any such property;
(o)	any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against the Borrower, any Subsidiary or any other person, including any discharge or bar against collection of any of the Obligations; or
(p)	any other law, event or circumstance or any other act or failure to act or delay of any kind by the Borrower, any Subsidiary, the Beneficiaries or any other person, which might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge, limitation or reduction of the Guarantor’s obligations hereunder, other than as a result of the payment or extinguishment in full of the Obligations.

The foregoing provisions apply and the foregoing waivers, to the extent permitted under Applicable Law, shall be effective even if the effect of any action or failure to take action by the Beneficiaries or any other person on behalf of the Beneficiaries is to destroy or diminish the Guarantor’s subrogation rights, the Guarantor’s right to proceed against the Borrower or any Subsidiary for reimbursement, the Guarantor’s right to recover contribution from any other guarantor or any other right or remedy of the Guarantor.

ARTICLE 3 – DEALINGS WITH THE BORROWER, THE SUBSIDIARIES AND OTHERS

3.1	No Release

The Beneficiaries, without releasing, discharging, limiting or otherwise affecting in whole or in part the Guarantor’s liability and obligations hereunder, may:

(a)	grant time, renewals, extensions, indulgences, releases and discharges to the Borrower, any Subsidiary or any other guarantor or endorser;

(b)	take or abstain from taking security or collateral from the Borrower, any Subsidiary or any other guarantor or endorser or from perfecting security or collateral of the Borrower, any Subsidiary or any other guarantor or endorser;
(c)	accept compromises from the Borrower, any Subsidiary or any other guarantor or endorser;
(d)	subject to the Credit Agreement and the other Loan Documents, apply all money at any time received from the Borrower or any Subsidiary or from security upon such part of the Obligations as the Beneficiaries may see fit or change any such application in whole or in part from time to time as the Beneficiaries may see fit; or

(e)	otherwise deal with the Borrower, any Subsidiary and all other persons and security as the Beneficiaries may see fit.
3.2	No Exhaustion of Remedies

The Beneficiaries shall not be bound or obligated to exhaust their recourse against the Borrower, any Subsidiary or other persons or any securities or collateral it may hold or take any other action (other than to make demand pursuant to Article 5) before the Beneficiaries shall be entitled to demand, enforce and collect payment from the Guarantor hereunder.

3.3	Evidence of Obligations

Any account settled or stated in writing by or between a Beneficiary or the Beneficiaries, as the case may be, and the Borrower or any Subsidiary, as applicable, shall be prima facie evidence that the balance or amount thereof appearing due to the same is so due.

3.4	No Set-off

In any claim by the Beneficiaries against the Guarantor hereunder, the Guarantor shall not claim or assert any set-off, counterclaim, claim or other right that any of the Borrower, any Subsidiary or the Guarantor may have against one or more of the Beneficiaries.

ARTICLE 4 – TERM OF GUARANTEE

4.1	Continuing Guarantee

This Guarantee shall be a continuing guarantee and shall continue to be effective even if at any time any payment of any of the Obligations is rendered unenforceable or is rescinded or must otherwise be returned by any Beneficiary for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any Subsidiary, as applicable), all as though such payment had not been made.

4.2	Revival of Indebtedness

If at any time, all or any part of any payment previously received by a Beneficiary and applied to any Obligation must be rescinded or returned by such Beneficiary for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any Subsidiary, as applicable), such Obligation shall, for the purpose of this Guarantee, to the extent that such payment must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by such Beneficiary, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Obligation as though such application by such Beneficiary had not been made.

4.3	Release of Guarantee

If the Guarantor is released from its guarantee of the due and punctual payment of the principal of, premium, if any, and interest on the Borrower’s (i) 8.125% notes due September 15, 2030, (ii) 7.20% notes due November 1, 2031, (iii) 7.375% notes due November 1, 2031, (iv) 6.50% notes due August 15, 2034, (v) 6.625% notes due August 15, 2037, (vi) 6.50% notes due February 1, 2038, (vii) 5.15% notes due November 15, 2041, (viii) 5.625% notes due July 1, 2024 and (ix) 5.375% notes due January 1, 2026 (other than as a result of any payment being made under such guarantee), then, upon the request of the Borrower or the Guarantor for the release of this Guarantee and provided that no Default has occurred and is continuing or would result from such release, this Guarantee shall also be released (and the Agent shall promptly execute such documents and instruments as the Borrower or the Guarantor may reasonably request to evidence such release).

ARTICLE 5 – DEMAND FOR PAYMENT, EXPENSES AND INTEREST

5.1	Demand for Payment

The Beneficiaries shall be entitled to make demand upon the Guarantor at any time during the continuance of an Event of Default and upon any such demand the Beneficiaries may treat all Obligations as due and payable and may forthwith collect from the Guarantor all Obligations. The Guarantor shall make payment to or performance in favor of the Beneficiaries of all Obligations forthwith after demand therefor is made upon the Guarantor by the Beneficiaries as aforesaid.

5.2	Stay of Acceleration

If acceleration of the time for payment of any amount payable by the Borrower or any Subsidiary, as applicable, in respect of the Obligations is stayed upon the insolvency, bankruptcy, arrangement or reorganization of the Borrower or such Subsidiary or any moratorium affecting the payment of the Obligations, all such amounts that would otherwise be subject to acceleration shall nonetheless be payable by the Guarantor hereunder forthwith on demand by the Beneficiaries.

5.3	Expenses

The Guarantor shall pay to the Beneficiaries all reasonable out of pocket costs and expenses, including all reasonable legal fees and other expenses incurred by the Beneficiaries from time to time in the enforcement, realization and collection of or in respect of this Guarantee. All such amounts shall be payable by the Guarantor on demand by the Beneficiaries.

5.4	Interest

Any payment obligation comprised in the Obligations guaranteed hereunder which is not paid when due hereunder shall bear interest, to the extent not already included in the Obligations, both before and after default or judgment, from the date of demand pursuant to Section 5.1 to the date of payment at the rate or rates provided in the relevant Loan Document for such Obligations or, in the event no such rate is provided for therein, at a rate per annum that is equal to the Default Rate. Any other amounts payable pursuant hereto, including pursuant to Section 5.3, which are not paid when due hereunder shall bear interest, both before and after default or judgment, from the date of demand pursuant to Section 5.1 to the date of payment or reimbursement thereof by the Guarantor at a rate per annum that is equal to the Default Rate. All such interest shall accrue daily and shall be payable by the Guarantor on demand by the Beneficiaries.

ARTICLE 6 – SUBROGATION

6.1	Subrogation
(a)	Until all Obligations have been irrevocably paid in full in cash, the Guarantor shall have no right of subrogation to, and waives to the fullest extent permitted by Applicable Law, any right to enforce any remedy which the Beneficiaries now have or may hereafter have against the Borrower or any Subsidiary, as applicable, in respect of the Obligations, and until such time the Guarantor waives any benefit of, and any right to participate in, any security, now or hereafter held by the Beneficiaries for the Obligations.

(b)	If (i) the Guarantor performs or makes payment to the Beneficiaries of all amounts owing by the Guarantor under this Guarantee, and (ii) the Obligations are performed and irrevocably paid in full then the Beneficiaries will, at the Guarantor’s request, execute and deliver to the Guarantor appropriate documents, without recourse and without representation and warranty, necessary to evidence the transfer by subrogation to the Guarantor of the Beneficiaries’ interest in the Obligations and any security held therefor resulting from such performance or payment by the Guarantor.

ARTICLE 7 – REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1	Representations and Warranties

The Guarantor represents and warrants as follows to each of the Beneficiaries and acknowledges and confirms that each of the Beneficiaries is relying upon such representations and warranties:

(a)	Status and Authority

It is an unlimited liability company continued under the laws of the Province of British Columbia and has all authority, capacity and powers and all material governmental authorizations required to carry on its business as now conducted.

(b)	Valid Authorization

The execution, delivery and performance by the Guarantor of this Guarantee (i) is within the Guarantor’s authority, capacity and power, (ii) has been duly authorized by all necessary corporate and other action, (iii) requires no governmental authorization or action by or in respect of, or filing with, any governmental authority, and (iv) does not contravene or constitute a default under any provision of Applicable Law, or any agreement or any judgment, injunction, order, decree or other instrument binding upon the Guarantor or result in the creation or imposition of any security on any asset of the Guarantor or any of its Subsidiaries.

(c)	Enforceability of Guarantee

This Guarantee constitutes a valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms subject to applicable bankruptcy, insolvency and other laws of general application limiting the enforceability of creditors’ rights and to the fact that equitable remedies are only available in the discretion of the court.

7.2	Effective Time of Repetition

All representations and warranties, when repeated or deemed to be repeated hereunder, shall be construed with reference to the facts and circumstances existing at the time of repetition, unless they are stated herein to be made as at the date hereof.

7.3	Nature of Representations and Warranties

The representations and warranties set out in this Guarantee or deemed to be made pursuant hereto shall survive the execution and delivery of this Guarantee notwithstanding any investigations or examinations which may be made by the Beneficiaries. Such representations and warranties shall survive until this Guarantee has been terminated.

7.4	Covenants Contained in the Credit Agreement and Other Loan Documents

The Guarantor hereby covenants and agrees with the Beneficiaries that the Guarantor shall observe, perform and comply with any and all of the covenants of the Borrower and its Subsidiaries contained in the Credit Agreement or other Loan Documents that the Borrower or such other Subsidiary agrees that the Guarantor (as a Subsidiary or otherwise) shall observe, perform and comply with.

ARTICLE 8 – [RESERVED]

ARTICLE 9 – GENERAL

9.1	Waiver of Notices

The Guarantor hereby waives promptness, diligence, presentment, demand of payment, notice of acceptance and any other notice with respect to this Guarantee and the obligations guaranteed hereunder, except for the demand pursuant to Section 5.1.

9.2	Benefit of the Guarantee

This Guarantee shall inure to the benefit of the respective successors and permitted assigns of the Beneficiaries and be binding upon the successors of the Guarantor.

9.3	Foreign Currency Obligations

The Guarantor shall make payment relative to each Obligation in the currency (the “original currency”) in which the Borrower or any Subsidiary, as applicable, is required to pay such Obligation. If the Guarantor makes payment relative to any Obligation to the Beneficiaries in a currency (the “other currency”) other than the original currency (whether voluntarily or pursuant to an order or judgment of a court or tribunal of any jurisdiction), such payment shall constitute a discharge of the liability of the Guarantor hereunder in respect of such Obligation only to the extent of the amount of the original currency which the Beneficiaries are able to purchase with the amount of other currency they receive on the date of receipt in accordance with normal practice. If the amount of the original currency which the Beneficiaries are able to purchase is less than the amount of such currency originally due in respect of the relevant Obligation, the Guarantor shall indemnify and save the Beneficiaries harmless from and against any loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Guarantee, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Beneficiaries and shall continue in full force and effect notwithstanding any judgment or order in respect of any amount due hereunder or under any judgment or order. A certificate of a Beneficiary as to any such loss or damage shall constitute prima facie evidence thereof, in the absence of manifest error.

9.4	Payment Net of Withholding Taxes

Except as permitted by Section 2.15 of the Credit Agreement, the Guarantor shall make all payments required hereunder, whether by way of principal, interest or otherwise, without withholding any Taxes except as permitted by Section 2.15 of the Credit Agreement. If the Guarantor is required by law to deduct any withholding Taxes from or in respect of any amounts payable under this Guarantee, the provisions of Section 2.15 of the Credit Agreement shall apply, mutatis mutandis.

9.5	No Waiver; Remedies

No failure on the part of the Beneficiaries to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

9.6	Severability

If any provision of this Guarantee is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect. To the extent permitted by applicable law the Guarantor hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

9.7	Amendments and Waivers

Any provision of this Guarantee may be amended, waived or a consent given in respect thereof with the concurrence of the Guarantor and the Agent on behalf of the Beneficiaries. Any waiver and any consent by the Agent on behalf of the Beneficiaries under any provision of this Guarantee must be in writing signed by the Agent and may be given subject to any conditions thought fit by the Agent. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.

9.8	Additional Guarantees

This Guarantee is in addition and without prejudice to any other guarantees now or hereafter held by the Beneficiaries or any person on behalf of the Beneficiaries and any other rights or remedies they might have.

9.9	Notices

Any demand, notice or other communication (hereinafter in this Section referred to as a “Communication”) to be given in connection with this Guarantee shall be given in writing and may be given by personal delivery, facsimile or by registered mail addressed to the recipient as follows:

To the Agent on behalf of the Beneficiaries as follows:

JPMorgan Chase Bank, N.A.

JPMorgan Primary Servicing Account Manager

Attention: Tommy Kan

Telephone: (813) 432-6058

email: apiruk.x.kan@jpmchase.com,

and a copy to:

JPMorgan Secondary Servicing Account Manager

Attention: Tessa Jones

Telephone: (813) 432-4768

email: tessa.l.jones@jpmchase.com

To the Guarantor:

Ovintiv Canada ULC

500 Centre Street S.E.

P.O.Box 2850

Calgary, Alberta T2P 25S

Attention: Treasury Department

Email: treasury.confirmations@ovintiv.com

or such other address or electronic communication number as may be designated by notice by any party to the other. Any Communication given by personal delivery or facsimile transmission shall be conclusively deemed to have been given on the day of actual delivery or transmittal thereof and, if given by registered mail, on the third day following the deposit thereof in the mail. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication shall not be mailed but shall be given by personal delivery or facsimile transmission.

9.10	Assignment

The rights of the Beneficiaries under this Guarantee may be assigned by the Beneficiaries in accordance with the provisions of the Credit Agreement. Subject to Section 5.02(a) of the Credit Agreement, the Guarantor may not assign its obligations under this Guarantee without the prior written consent of the Agent (which consent may be withheld in its sole discretion).

9.11	Time of Essence

Time is of the essence with respect to this Guarantee and the time for performance of the obligations of the Guarantor under this Guarantee may be strictly enforced by the Beneficiaries.

9.12	Financial Condition of the Borrower and the Subsidiaries

The Guarantor is fully aware of the financial condition of the Borrower and each of the Subsidiaries and acknowledges that it shall receive a benefit from the Beneficiaries entering into the Loan Documents to which the Beneficiaries are a party. The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each of the Subsidiaries’ financial condition and assets, and of all other circumstances bearing upon the risk of non-payment or non-performance of the Obligations and the nature, scope and extent of the risks which Guarantor assumes and incurs hereunder, and agrees that the Beneficiaries shall not have a duty to advise Guarantor of information known to any of them regarding such circumstances or risks.

9.13	Acknowledgement of Documentation

The Guarantor hereby acknowledges receipt of a true and complete copy of the Loan Documents and all of the terms and conditions thereof.

9.14	Entire Agreement

This Guarantee, the Credit Agreement and the other Loan Documents constitute the entire agreement between the Beneficiaries and the Guarantor with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements between such parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between such parties other than as expressly set forth herein or therein.

9.15	Governing Law

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

9.16	Jurisdiction

The Guarantor and, by acceptance hereof, each Beneficiary unconditionally agrees that (a) it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Guarantor, the Agent, any other Beneficiary or any Related Party of the foregoing in any way relating to this Guarantee, the Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court and (b) a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The Guarantor and, by acceptance hereof, each Beneficiary irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any New York State or federal court and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.17	WAIVER OF JURY TRIAL

THE GUARANTOR AND, BY ACCEPTANCE HEREOF, EACH BENEFICIARY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE ACTIONS OF THE AGENT OR ANY OTHER BENEFICIARY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

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IN WITNESS WHEREOF the Guarantor has executed this Guarantee.

OVINTIV CANADA ULC

By:	/s/ Corey D. Code
Name:	Corey D. Code
Title:	Executive Vice President, Chief Financial Officer & Treasurer

By:	/s/ L. Troy Cudmore
Name:	L. Troy Cudmore
Title:	Assistant Treasurer

[Signature Page to Guarantee – Ovintiv Canada ULC]